                                                                     EXHIBIT 2.1

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT


         THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement") is dated as of the 1st day of April, 1999 by and between PH GROUP INC., an Ohio corporation (the "Buyer"), and VERTECH SYSTEMS, LLC, a Delaware limited liability company (the "Seller") and amends and restates in its entirety that certain Asset Purchase Agreement between the Buyer and the Seller dated March 5, 1999.

         WHEREAS, the Seller is engaged in the business (the "Business") of manufacturing and marketing "Vertech Machines", which are insert injection molding machines containing a Veer system and/or using Hydrascrew technology or proprietary components from the Seller's bills of material; and

         WHEREAS, the Seller desires to sell certain of its assets, subject to certain obligations, to the Buyer in exchange for the consideration provided for herein, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer and the Seller agree as follows:

         1.       SALE OF ASSETS.

                  1.1. Sold Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall acquire and take assignment and delivery of all of the following assets (other than the Excluded Assets specified in Section 1.4) of the Seller (all of which assets are hereinafter referred to collectively as the "Sold Acquired Assets"), including without limitation the following assets:

                           (a)      All of the Seller's transferable rights
under the licenses, permits and approvals, both public and private, described on
Schedule 1.1(a) hereto (the "Permits");

                           (b)      All payments, deposits and prepaid expenses
of the Seller, including those listed on Schedule 1.1(b); and

                           (c)      All claims, causes of action, choses in
action, rights of recovery, insurance proceeds and rights of set-off of whatever kind or description against any Person arising out of or relating to the Sold Acquired Assets.


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                  1.2.     Secured Acquired Assets. Subject to the terms and
conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall acquire and take assignment and delivery of, all of the following assets (other than the Excluded Assets specified in Section 1.4) of the Seller (all of which assets are hereinafter referred to collectively as the "Secured Acquired Assets"), including without limitation the following assets:

                           (a)      All of the Seller's inventories, including
raw materials, parts, shop supplies, work in process and finished goods (the "Inventories");

                           (b)      All of the Seller's rights under the
quotations or bids, purchase orders, contracts and agreements described on
Schedule 1.2(b) hereto, for the purchase or sale of utilities, goods, materials and services, and under all other contracts, commitments and agreements of the Seller entered into in the ordinary course of business prior to the Closing consistent with the Seller's obligations under Section 7 hereof (the quotations or bids, purchase orders, contracts, commitments and agreements referred to in this paragraph (b) being referred to collectively as the "Other Contracts");

                           (c)      All of the Seller's trade accounts
receivable, notes receivable and miscellaneous receivables (the "Accounts Receivable");

                           (d)      Any and all fixtures (which are not to
become the property of any landlord under any existing lease), machinery, installations, equipment, furniture, tools, computers and related equipment, peripherals, software and programs, spare parts, supplies, materials, molds, dies and other personal property used in conjunction with the Seller's operations, including without limitation, those items described on Schedule 1.2(d) hereto, with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business prior to the Closing consistent with the Seller's obligations under Section 7 hereof (the "Equipment");

                           (e)      All of the Seller's accounting books,
records and ledgers, information systems and all other documents and records relating to the Sold Acquired Assets, the Secured Assets and the Intangibles (collectively the "Acquired Assets") and the gross profit history of the Vertech Machines; and

                           (f)      All claims, causes of action, choses in
action, rights of recovery, insurance proceeds and rights of set-off of whatever kind or description against any Person arising out of or relating to the Secured Acquired Assets.

                  1.3. Licensed Assets. Subject to the terms and condition set forth in this Agreement, at the Closing, the Seller shall enter into the license pursuant to the terms set forth in Section 10.5 hereof, with respect to all of the Seller's trademarks, trade names, trade secrets, corporate names (including, without limitation, the name "Vertech" and all variations thereof), copyrights, designs, patents, licenses (as licensee or licensor), other agreements and applications




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




with respect to the foregoing, production records, technical information, manufacturing know-how, inventions, schematics, customer records, quoting information, bills of material, routers, engineering drawings, blueprints, product development information, processes, trade secrets, customer lists, telephone numbers and other intangible assets, including, without limitation, those described on Schedule 1.3 hereto (the "Intangibles").

                  1.4. Excluded Assets. Notwithstanding the foregoing, the Seller is not selling to the Buyer, and the Buyer is not acquiring, pursuant to this Agreement, and the term "Acquired Assets" shall not include, any of the following assets (the "Excluded Assets"):

                           (a)      The consideration received by the Seller
pursuant to this Agreement;

                           (b)      The rights of the Seller under this
Agreement;

                           (c)      Those agreements of Seller not included in
the Accounts Receivable or the Other Contracts; and

                           (d)      The assets described on Schedule 1.4(d)
hereto.

         2. ASSUMPTION OF CERTAIN OBLIGATIONS. At the Closing, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, only the following liabilities and obligations of the Seller which arise on and relate to periods, circumstances and events after the Closing Date and the incurrence or existence of which does not breach any representation or warranty of the Seller contained in this Agreement (the "Assumed Obligations"):

                  2.1.     The Other Contracts;

                  2.2.     Those accounts payable of the Seller set forth on
Schedule 2.2 (which Schedule 2.2 shall be updated within thirty (30) days after Closing to include any accounts payable of which Seller receives notice by such post-Closing date), up to an aggregate amount of $100,000 (the "Assumed Payables");

                  2.3. The obligation to repair or replace those Vertech Machines sold by the Seller prior to the Closing Date listed on Schedule 2.3 in accordance with Seller's standard warranty in effect at the time of sale of such machine (the "Seller's Warranty Expense"); and

                  2.4. Buyer shall pay the rent and utilities payable by the Seller pursuant to the terms of its existing lease for the property at 6125 W. Sam Houston Parkway, North, Suite 406, Houston, Texas (the "Property") that accrue during and relate to the period from the day of the Closing until 30 days following the date on which the Buyer vacates the Property (the "Vacation Date"), which date shall be no sooner than 60 days after the Buyer notifies the Seller of its intent to vacate the Property (the "Rental Term"). The Buyer shall also pay the payments due from the Seller that accrue during and relate to the period of the Rental Term for the alarm monitoring



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



system to ADP Security Systems servicing the Property. The rent, utilities charges, and the ADP Security Systems alarm monitoring charges are referred to herein as the "Lease Expenses." Except as may be provided in the Assumed Obligations, the Buyer's obligations under this Section 2.4 relate only to the Lease Expenses incurred during the Rental Term. The Buyer is not obligated to pay any Lease Expenses incurred in, or relating to, a time period prior to the date of Closing or after the Vacation Date. The Buyer's payment of the Lease Expenses does not serve as evidence of the assignment of the Seller's obligations under the lease to the Buyer. The Buyer hereby disclaims any obligations under the lease other than the Lease Expenses as set forth in this
Section 2.4. The Seller hereby represents to the Buyer that Seller has the unqualified right to sublet the Property to Buyer without the landlord's consent. The Seller shall remain liable to perform all of the other terms and conditions of the lease during the Rental Term. Any funds received by Seller in connection with the Property after the Vacation Date shall belong to the Seller unless the funds represent or constitute Acquired Assets in which case such funds shall belong to the Buyer and Seller shall immediately turn over such funds to Buyer.

                  2.5. All other liabilities and obligations of the Seller which are not being assumed by the Buyer are referred to herein as the "Excluded Liabilities".

         3.       PURCHASE PRICE.

                  3.1. Delivery of Purchase Price. At the Closing, the Seller shall sell and deliver the Sold Acquired Assets and the Secured Acquired Assets and License to the Buyer the Intangibles in exchange for (a) the assumption by the Buyer of the Assumed Obligations, (b) $650,000 pursuant to the terms of a promissory note in the form attached hereto as Exhibit A (the "Secured Acquired Assets Promissory Note") which payments under the Secured Acquired Assets Promissory Note shall be due and payable as set forth in Section 3.1.1 (the "Secured Acquired Assets Promissory Note Payments"), (c) $400,000, of which $25,000 has already been received by the Seller, and $25,000 shall be paid at the Closing by wire transfer, $150,000 shall be paid by the Buyer to the Seller on or prior to October 1, 1999, with the balance being paid in two equal consecutive annual payments on the first and second anniversaries of the date of this Agreement (the "Deferred Payment") pursuant to the terms of a promissory note in the form attached hereto as Exhibit B (the "Deferred Payment Note"), (d) 50,000 shares of the Buyer's Common Shares, without par value (the "Shares"),
(e) the agreement of the Buyer to make any contingent payment that becomes due under Section 3.2 (the "Contingent Payment"), and (f) the agreement of the Buyer to make the royalty payments set forth in Section 3.3 and pursuant to the license terms set forth in Section 10.5, (the "Royalty Payment"), and together with the assumption by the Buyer of the Assumed Obligations, the Secured Acquired Assets Promissory Note Payments, the Deferred Payment, the Shares, and the Contingent Payment, the "Purchase Price"). The Shares shall be issued to the Seller or the members of the Seller on the Closing Date and registered in the Seller's name or the name of the members of the Seller in the records of the Buyer subject to the provisions of Section 10.8. The Purchase Price shall be allocated among the Acquired Assets in the manner set forth on Schedule 3.1 hereto.



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


                                    3.1.1.  The term of the Secured Acquired
Assets Promissory Note (the "Secured Acquired Assets Promissory Note Term") shall be for a term commencing on the Closing Date and ending on the last day of the calendar month following the payment by the Buyer to the Seller (or Wells Fargo Bank (Texas) N.A. (the "Bank"), as provided below) of an aggregate of $650,000 (the "Principal") in Principal Payments (as hereinafter defined) plus interest thereon pursuant to the terms of Secured Acquired Assets Promissory Note, unless prepaid in accordance with the provisions of such note. Upon execution of the Secured Acquired Assets Promissory Note, the Buyer shall, at its sole cost and expense, cause each item of Secured Acquired Assets to be packaged and removed from the Seller's premises prior to or on the Vacation Date. The Secured Acquired Assets Promissory Note shall be secured by a security interest in the Equipment in favor of the Seller granted pursuant to a security agreement in form and substance satisfactory to Buyer and Seller in their reasonable discretion (the "Security Agreement").

                                    (i) The terms of the Secured Acquired Assets
Promissory Note shall provide for payments in an amount per month calculated as of the first day of each month in the Secured Acquired Assets Promissory Note Term equal to the sum of (a) the principal payments owed by the Seller for that month under each loan agreement set forth on Schedule 3.1.1 (the "Loan Agreements") that the Seller has in effect with Bank (collectively, the "Principal Payments"), plus (b) an amount in interest on the Principal, less the amount of Principal Payments made prior to the calculation of the monthly note payment, equal to the interest rates charged the Seller on the applicable amount of Seller's obligations under each Loan Agreement that equal portions of the Principal, as set forth on Schedule 3.1.1, plus 150 basis points.

                                    (ii) In the event the Buyer shall be in
default in the payment of any sum of money to be paid under the Secured Acquired Assets Promissory Note, for a period of five days after receipt of written notice from the Seller of such default, the Buyer shall pay, as a penalty, to the extent permitted by law, interest on the unpaid payment from its due date to the date of payment at the rate of 100 basis points per month, or, if less, the maximum rate permitted by applicable law.

                                    (iii) All payments under the Secured
Acquired Assets Promissory Note shall be due and payable on a monthly basis on the 15th day of each calendar month during the Secured Acquired Assets Promissory Note Term commencing on the 15th day of the first month following the Closing Date.

                                    (iv) If Seller fails to make payments to
Bank as required under the terms of the Loan Agreements, then Buyer shall make all further payments due under the Secured Acquired Assets Promissory Note directly to Bank and Seller shall forfeit its rights to receive payments under the Secured Acquired Assets Promissory Note, as long as Buyer makes such payments to Bank.

                                    (v) At any time, the Buyer may elect to
prepay the remaining amounts due under the Secured Acquired Assets Promissory Note directly to the Bank. Upon



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


prepayment, Buyer shall provide Seller and Bank with instructions as to the Loan Agreement where the prepayment should be applied (the "Prepayment
Instructions").

                                    (vi) The Seller shall take all action
reasonably required to release any Encumbrances of Seller or Bank in each Secured Acquired Asset upon payment or prepayment by the Buyer of the amount due to Bank for such Secured Acquired Asset .

                                    (vii) If there is any default in the payment
of or providing for any such amounts that is not cured within 10 days after receipt of written notice of such default by the Buyer, then Seller may exercise all rights and remedies available to it herein and under the Security Agreement, as defined below.

                                    (viii) During the term of the Secured
Acquired Assets Promissory Note, Seller shall direct Bank, and comply with all procedures required by Bank, to allow an employee designated by Buyer to verbally or in writing confirm with the Bank whether or not payments have been or are being made as required under the Loan Documents and to inquire as to and obtain other pertinent information with respect to Seller's obligations under the Loan Documents including account status, principal balances, payment application, loan pay offs, interest rates and status of liens.

                  3.2. Contingent Payment. The Buyer shall pay to the Seller for each calendar year (except that the first year shall run from the Closing Date until December 31, 1999) in the period from the Closing Date until December 31, 2004 (the "EBIT Period") a Contingent Payment equal to five percent of "EBIT". "EBIT" shall mean for each year in the EBIT Period, the gross revenues (the "Gross Revenues") received in such calendar year from the sale of Vertech Machines, and associated injection molds and associated tooling (the "Products") shipped during such calendar year minus the following: (a) the production costs (the "Production Costs") incurred or paid by the Buyer for the Products manufactured or in the process of being manufactured during such calendar year;
(b) an allocation for overhead (the "Overhead Allocation") which shall be a percentage of Gross Revenues equal to the percentage that the Gross Revenues for that calendar year bears to the total gross revenues of the Buyer for that calendar year, (c) the travel expenses and commissions paid by the Buyer during such calendar year to Michael Noggle in connection with proposed sales of Products (the "Noggle Expenses"), (d) the fees and expenses incurred at any time by the Buyer with respect to this transaction (the "Transaction Costs"), including without limitation, the fees and expenses of lawyers and accountants, travel costs and the expenses paid by the Buyer under Section 2.2, amortized equally over the EBIT Period, (e) any royalties paid pursuant to Section 3.3 hereof by the Buyer to the Seller or its nominee or successors during such calendar year, (f) the book value, as of the Closing Date, of any inventory acquired by the Buyer from the Seller determined during that calendar year by the Buyer in the exercise of its reasonable business judgment to be defective or unusable inventory (the "Inventory Deduction"), (g) to the extent it exceeds a total of $1,000, Seller's Warranty Expense paid or incurred during such calendar year, and (h) any expenses incurred by or on behalf of Buyer to collect revenue from the sale of the Products.



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



                  3.3. Royalty Payments. Pursuant to the license terms in
Section 10.5, the Buyer shall pay to the Seller a royalty (the "Royalty") for each Product sold by the Buyer equal to five percent of the Gross Revenues for the period commencing on March 5, 1999 and ending on December 31, 2003, and two and one-half percent of the Gross Revenues during the period starting on January 1, 2004 and ending on December 31, 2008. No Royalties shall be due for any period after December 31, 2008. A Royalty shall otherwise only be due and payable for Product sales between March 5, 1999 and the Closing only with respect to those Product sales set forth on Schedule 3.3.

                  3.4. Manner of Payments, Reports. The Contingent Payment and Royalty for each calendar year in the EBIT Period shall be paid in four equal installments, with the first installment due no later than the earlier of the 10th day after the release by the Buyer of its audited annual financial statements for such calendar year or June 1 of that year, and the balance of such payments due no later than June 1, September 1 and December 1 of that year. Simultaneously with the delivery of the first installment, the Buyer shall deliver to the Seller, at the Buyer's sole cost and expense, a statement which shall set forth with respect to the prior calendar year, in all material respects, the number and description of the Products sold which were included in Gross Revenues, the Gross Revenues, the Production Costs, the Overhead Allocation, the Noggle Expenses, the Transaction Costs, Royalties and Inventory Deductions. Such statement shall be prepared by the controller of the Buyer and certified by such officer as being true and correct in all material respects.

                  3.5. Books and Records. The Buyer shall prepare and maintain, in accordance with GAAP (as defined in section 6.9 hereof) consistently applied and the Buyer's normal business practices, complete and accurate books of account and records covering all transactions arising out of or relating to Royalties and Contingent Payments. The Seller and its duly authorized representatives have the right during normal business hours and upon one week's prior written notice, until December 31, 2009, to audit, in accordance with generally accepted auditing standards, said books of account and records and all other documents and material then in the possession or under the control of the Buyer with respect to Royalties and Contingent Payments. At the request of the Seller, the Buyer shall cause to be delivered to the Seller a certificate executed by the public accountants for the Buyer setting forth the amount of Royalties and Contingent Payments that should have been made during the course of any calendar year in question.




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         4.       CLOSING.

                  4.1. Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur on April 1, 1999 (the "Closing Date").

                  4.2. Transactions at Closing. At the Closing, in addition to any other instruments or documents referred to herein:

                           (a)      The  Seller shall duly execute and deliver
to the Buyer or its nominee or nominees such certificates of title or other instruments of assignment and transfer with respect to the Sold Acquired Assets and the Secured Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer good and marketable title to all of the Sold Acquired Assets, in each case subject to no Encumbrance (as defined in Section 5.8) except for the Encumbrances specified in Schedule 4.2(a) hereto (the "Permitted Encumbrances").

                           (b)      The Buyer shall duly execute and deliver to
the Seller such instruments of assumption and other documents with respect to the Assumed Obligations as the Seller may reasonably request.

                           (c)      The Buyer shall deliver to the Seller the
Shares subject to the provisions of Section 10.8.

                           (d)      The Buyer shall deliver the $25,000 payable
at the Closing pursuant to Section 3.1(c) by wire transfer to the Seller or to such other entity or entities as the Seller shall designate to the Buyer.

                           (e)      The Seller shall deliver to the Buyer
pay-off letters and lien discharges (or agreements therefor) satisfactory to the Buyer from each creditor listed on Schedule 2.2.

                           (f)      Each of the parties hereto shall execute and
deliver, or cause to be executed and delivered, each of the agreements required to be signed or delivered by such party pursuant to Sections 8 and 9.

                           (g)      The Buyer shall deliver to the Seller the
Secured Acquired Assets Promissory Note and the Deferred Payment Note.

                           (h)      The Seller shall execute and deliver to the
Buyer a certificate, prepared by the Buyer, in form for filing, changing the name of the Seller, the costs for filing of which shall be the responsibility of the Buyer.

                           (i)      The Seller shall deliver to Buyer
documentation, in form and substance satisfactory to Buyer, in Buyer's sole discretion, which shall (i) evidence the consent of Bank to the transfer to and purchase by Buyer of the Secured Acquired Assets, and (ii)



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


evidence Bank's consent to the lien on the Secured Acquired Assets in favor of Seller as required by Section 3.1.1 of this Agreement.

                           (j)      The Buyer and the Seller shall execute and
deliver the Security Agreement.

                           (k)      That certain Release in the form of
Exhibit C.

         5. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer as follows:

                  5.1. Organization of Seller; Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified and in good standing as a foreign limited liability company in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Seller. The Seller has delivered to the Buyer complete and correct copies of its Certificate of Formation and Operating Agreement and all amendments thereto. The Seller has all requisite power and authority to own and hold the Acquired Assets owned or held by it, to carry on the Business as such business is now conducted and to execute and deliver this Agreement and the other documents and agreements contemplated hereby or thereby (collectively, the "Transaction Documents") to which it is a party and to carry out all actions required of it pursuant to the terms of the Transaction Documents.

                  5.2. Approval; Binding Effect. The Seller has obtained all necessary authorizations and approvals from its members required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which the Seller is a party has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except that the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity. The Non-Compete Agreement executed by Michael Noggle and Dennis Noggle has been duly executed and delivered by Michael Noggle and Dennis Noggle, respectively, and constitutes the legal, valid and binding obligation of Michael Noggle and Dennis Noggle, as the case may be, enforceable against Michael Noggle and Dennis Noggle, as the case may be, in accordance with its terms, except that the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.



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                  5.3.     Non-Contravention. Except as set forth on Schedule
5.3, the execution and delivery by the Seller of the Transaction Documents to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Certificate of Formation or Operating Agreement of the Seller, each as amended to date; or (b) constitute a violation of or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance other than Permitted Encumbrances upon any property of the Seller (including, without limitation, any of the Acquired Assets) pursuant to (i) any agreement or instrument to which the Seller is a party or by which the Seller or any of its properties (including, without limitation, any of the Acquired Assets) is bound or to which the Seller or any of such properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.

                  5.4. Governmental Consents; Transferability of Licenses, Etc. Except as set forth on Schedule 5.4, no consent, approval or authorization of or registration, qualification or filing with, any agency or authority is required for the execution and delivery by the Seller of the Transaction Documents to which it is a party or for the consummation by the Seller of the transactions contemplated hereby or thereby. The Seller has and maintains, and the Permits listed on Schedule 1.1(a) hereto include, all licenses, permits and other authorizations from all governmental authorities as are necessary for the conduct of the Business or in connection with the ownership or use of the Acquired Assets as of the Closing Date. Except as expressly designated on
Schedule 5.4, all of the Permits are transferable to the Buyer (except where the non-transferability of any such Permit will not have a material adverse effect on the Business), and true and complete copies of such Permits have previously been delivered to the Buyer.

                  5.5.     Absence of Certain Changes. Except as set forth on
Schedule 5.5, since December 31, 1997, the Seller has carried on its business only in the ordinary course, and there has not been (a) any change in the assets, liabilities, sales, income or business of the Seller or in its relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and not, either in any case or in the aggregate, materially adverse; (b) any acquisition or disposition by the Seller of any asset or property other than in the ordinary course of business;
(c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of the Seller; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Seller's equity interests; (e) any entry by the Seller into any transaction other than in the ordinary course of business; (f) any incurrence by the Seller of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (g) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of the Seller; or (h) any discharge or satisfaction by the Seller of any lien or encumbrance or payment by the Seller of any obligation or liability (fixed or contingent) other than in the ordinary course of business.



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                  5.6.     Litigation. Except as set forth on Schedule 5.6
hereto, the Seller has not received any notice that any action, suit, proceeding or investigation is pending and, to the knowledge of the Seller, no action, suit, proceeding or investigation is threatened, relating to or affecting any of the Acquired Assets or the Seller, or which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby.

                  5.7. Conformity to Law. Except as set forth on Schedule 5.7, the Seller has complied with, and is in compliance with (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Seller, or any of the Acquired Assets (including, without limitation, any labor, occupational health, zoning or other law, regulation or ordinance, and
(b) all unwaived terms and provisions of all contracts, agreements and indentures to which the Seller is a party, or by which the Seller or any of the Acquired Assets is subject. Except as set forth in Schedule 5.7 hereto, the Seller has not committed, been charged with, or been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state or local law or administrative regulation in respect of the Seller or any of the Acquired Assets.

                  5.8.     Title to Acquired Assets. Except as set forth on
Schedule 5.8 hereto, the Seller is the lawful owner of all of the Acquired Assets, and has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any third party. Except for liens described on Schedule 5.8 hereto which secure Indebtedness and which will, to the extent set forth on Schedule 5.8, be discharged at or prior to the Closing, and except for Permitted Encumbrances, all of the Acquired Assets are free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, "Encumbrances"). At and as of the Closing, the Seller will convey the Sold Acquired Assets and the Secured Acquired Assets to the Buyer, and at and as of the payment in full of the Deferred Payment Note and the Secured Acquired Assets Promissory Note, the Seller will convey the Intangibles to the Buyer by bills of sale, certificates of title and other certificate of assignment and transfer effective in each case to vest in the Buyer, and the Buyer will have good and valid title to all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances and any other Encumbrance arising as a result of any action by the Buyer. Except as set forth on Schedule 5.8, all of the tangible Acquired Assets are located on the Property. At and as of the payment in full of the Deferred Payment Note and the Secured Acquired Assets Promissory Note, the Buyer will have good and valid title to all of the Acquired Assets, free and clear of all Encumbrances other than any Encumbrance arising as a result of any action by the Buyer.

                  5.9. Equipment. Schedule 1.2(d) hereto sets forth a complete and accurate list of all of the Equipment other than (a) items having a book or market value individually of less than $1,000, (b) items acquired by the Seller in the ordinary course of business from the date hereof through the Closing Date, and (c) items disposed of in the ordinary course of business from the date hereof through the Closing Date. The Seller will identify in writing to the Buyer, prior to the Closing, each item so acquired or disposed of and which has a value of $2,000 or more. To the knowledge of the Seller, there are no material defects as to condition in the Equipment.

                  5.10. Inventories. The Inventories consist solely of, and the Inventories to be purchased by the Buyer hereunder will consist solely of, material and goods of a quality and quantity which are usable or saleable in the normal course of the Business. The Inventories are adequate for the present needs of the Business, are fairly reflected on the books of account of the Seller, stating items of Inventory at the lower of cost or market value in accordance with GAAP.

                  5.11. Contracts. Schedule 1.2(b) sets forth a complete and accurate list of all of the Other Contracts, except contracts entered into in the ordinary course of business after the date hereof and prior to the Closing, which will be identified to the Buyer in writing prior to the Closing. The Seller has delivered to the Buyer true, correct and complete copies of all the Other Contracts, together with all modifications and supplements thereto. Each of the Other Contracts is in full force and effect, the Seller is not in breach of any of the provisions of any such contract, nor, to the knowledge of the Seller, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default hereunder. The Seller has in all material respects performed all obligations required to be performed by it to date under each such contract. Subject to obtaining any necessary consents by the other party or parties to any such contract (the requirement of any such consent being reflected on Schedule 5.11), no Other Contract includes any provision the effect of which may be to enlarge or accelerate any obligations of the Buyer to be assumed thereunder or give additional rights to any other party thereto nor will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

                  5.12. Trademarks, Patents, Etc. Schedule 1.3 hereto sets forth a complete and accurate list of (a) all patents, trademarks, trade names and copyrights registered in the name of the Seller or used or proposed to be used by the Seller, all applications therefor, and all licenses (as licensee or licensor) and other agreements relating thereto, and (b) all written agreements relating to other technology, know-how and processes which the Seller is licensed or authorized by others to use or which the Seller has licensed or authorized for use by others. Except to the extent set forth in Schedule 1.3, the Seller owns or has the sole and exclusive right to use all patents, trademarks, trade names and copyrights described in clause (a) of the preceding sentence for the uses set forth in the registrations relating thereto, and has the right to use all technology, know-how and processes, used or necessary for the ordinary course of business as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. No claims have been asserted, and the Seller has received no notice that any claims are pending, by any Person regarding the use of any such patents, trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or agreement. To the knowledge of the Seller, the use by the Seller of such patents, trademarks, trade names, copyrights, technology, know-how or processes in the ordinary course of business does not infringe on the rights of any Person.

                  5.13. Broker. The Seller has not retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

                  5.14. Potential Conflicts of Interest. Except as set forth on
Schedule 5.14, no officer or member (or affiliate thereof) of the Seller (a) owns, directly or indirectly, any interest in (excepting not more than 1% stockholdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Seller; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Seller is using or the use of which is necessary for the business of the Seller; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Seller, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements.

                  5.15. Disclosure. No representation or warranty by the Seller in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                  5.16. Investment Representations.

                        (a) The Seller represents that the Shares are being acquired by it for its own account for investment and not with a view to the distribution thereof. The Seller understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), on the grounds that the offer and sale of the Shares to it are exempt from the registration requirements of the Act under Section 4(2) thereof as a transaction not involving any public offering of the Shares. The Seller understands that the Buyer's reliance on such exemption is predicated in part on the representations of the Seller which are contained herein.

                           (b)   The Seller understands that, except as
expressly provided herein, it must bear the economic risk of its investment in the Shares for an indefinite period of time because the Shares have not been registered under the Act and, therefore, cannot be sold unless they are subsequently registered under the Act or an exemption from such registration is available. The Seller agrees that it will not offer to transfer any of the Shares except as expressly permitted by this Agreement and then only after the Buyer has received an opinion of its counsel that such offer or transfer is not in violation of the registration requirements of the Act or other applicable law.

                           (c)    The Seller understands and consents that the
certificates representing the Shares issued to the Seller or its members hereunder shall be endorsed with a legend, substantially as follows:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE (A) HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED; AND (B) MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT."

                           (d)    The Seller has such knowledge and experience
in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. The Seller has been furnished access to such information and documents as the Seller has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Buyer concerning the Buyer.

                  5.17 The principal amount of the outstanding obligations due by Seller to Bank under the terms of the Loan Agreements described on Schedule 3.1.1, and all instruments, documents and agreements related thereto (collectively, the "Loan Documents"), that are secured directly or indirectly by the Acquired Assets, total the amount set forth on Schedule 3.1.1 (the "Seller Loan Obligations").

                  5.18. The payment terms for the Loan Documents, attached hereto as Schedule 3.1.1, are true, accurate and complete, provided, however that Seller shall provide Buyer with true, accurate and complete copies of the Loan Documents, in their entirety, within 30 days after the date hereof, along with complete amortization schedules for such Loan Documents. If such copies reflect any inconsistencies or errors in terms of Schedule 3.1.1, then Seller and Buyer shall revise Schedule 3.1.1, and Schedule A to the Secured Acquired Assets Promissory Note to reflect the payment terms of the Loan Documents.


         6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller as follows:

                  6.1. Organization of Buyer; Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to issue the Shares and to carry out all of the actions required of it pursuant to the terms thereof. The Buyer is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Buyer.

                  6.2. Corporate Approval. The Buyer has obtained all necessary authorizations and approvals from its Board of Directors and shareholders required for the execution and delivery of the Transaction Documents to which it is a party and to issue the Shares and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which the Buyer is a party has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors rights generally or by general principles of equity.

                  6.3. Non-Contravention. The execution and delivery by the Buyer of the Transaction Documents to which it is a party and the issuance of the Shares and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Articles of Incorporation or Code of Regulations of the Buyer, each as amended to date; or (b) constitute a violation of or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of the Buyer pursuant to (i) any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

                  6.4. Governmental Consents. Except as set forth in Schedule
6.4 hereto, no consent, approval or authorization of or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Buyer of the Transaction Documents to which it is a party or the issuance of the Shares or for the consummation by the Buyer of the transactions contemplated hereby or thereby.

                  6.5. Broker. The Buyer has not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

                  6.6. Litigation. The Buyer has not received any notice that any action, suit, proceeding or investigation is pending and, to the knowledge of the Buyer, no action, suit, proceeding or investigation is threatened, relating to or affecting the business of the Buyer, or which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby.

                  6.7. Conformity to Law. The Buyer has complied with, and is in compliance with (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Buyer, or any of its assets (including, without limitation, any labor, occupational health, zoning or other law, regulation or ordinance, and (b) all unwaived terms and provisions of all contracts, agreements and indentures to which the Buyer is a party, or by which the Buyer or any of its assets is subject. The Buyer has not committed, been charged with, or been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state or local law or administrative regulation in respect of the Buyer or any of its assets.

                  6.8. Capitalization. The authorized capital stock of the Buyer consists solely of (i) 10,000,000 Common Shares, without par value, of which there are 1,588,731 shares outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and (ii) 2,500,000 Preferred Shares, without par value, none of which is outstanding. There are no commitments for the purchase or sale of and no options, warrants or other rights to subscribe for or purchase, any securities of the Buyer other than as set forth on Schedule 6.8 hereto. All of the Shares to be issued and delivered to the Seller hereunder will be free and clear of any Encumbrance (except those relating to the resale thereof under applicable law) and will be duly authorized and validly issued, fully paid and nonassessable.

                  6.9. SEC Documents. The Buyer has furnished the Seller with each registration statement, Quarterly Report on Form 10-QSB, Current Report on Form 8-K, proxy statement or information statement, including all exhibits thereto, prepared or filed by the Buyer since January 1, 1997, including, without limitation, (a) its Annual Reports on Form 10-KSB for its fiscal years ended December 31, 1997 (the "Buyer Balance Sheet Date") and 1996 which include the balance sheets of the Buyer (the "Buyer Balance Sheet") as of such dates and the Buyer's Quarterly Reports on Form 10-QSB, and Reports on Form 8-K filed since the filing of such Annual Reports and (b) its proxy statements for its annual meetings of Stockholders held on April 30, 1998 and April 22, 1997, each of (a) and (b) in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") and the items in (a) and
(b), the "Buyer Reports." As of their respective dates, the Buyer Reports (including, without limitation, any financial statement or schedules included or incorporated by reference therein) (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and the respective rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The 1996 and 1997 financial statements of the Buyer included in or incorporated by reference into the Buyer Reports (including the related notes and schedules) present fairly, in all material respects the financial position of the Buyer as of December 31, 1997 and 1996 and the results of its operations and its cash flows for such fiscal periods, in conformity with generally accepted accounting principles ("GAAP"), consistently applied during the periods involved. Except as and to the extent set forth on the Buyer Balance Sheet, including all notes thereto, or as set forth in the Buyer Reports, the Buyer has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required to be reflected on, or reserved against in, a balance sheet of the Buyer, prepared in accordance with GAAP, consistently applied, except liabilities arising in the ordinary course of business since such date which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer.

                  6.10. Disclosure. No representation or warranty by the Buyer in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to the Seller pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

         7. CONDUCT OF BUSINESS BY THE SELLER PENDING CLOSING. The Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

                  7.1. Full Access. The Seller shall afford to the Buyer and its authorized representatives full access during normal business hours to all properties, books, records, contracts and documents of the Seller and a full opportunity to make such reasonable investigations as it shall desire to make of the Seller, the Business or with respect to the Acquired Assets, and the Seller shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and business of the Seller and with respect to the Acquired Assets as the Buyer may reasonably request.

                  7.2. Carry on in Regular Course. The Seller shall maintain the Acquired Assets in good operating condition and repair, and make all necessary renewals, additions and replacements thereto, and shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

                  7.3. Contracts and Commitments. The Seller shall not enter into any contract or commitment or engage in any transaction outside the ordinary course of business, except that no expenditures shall be made for any capital assets or new purchase orders accepted without the prior written consent of the Buyer.

                  7.4. Purchase and Sale of Capital Assets. Other than pursuant to this Agreement, the Seller shall not purchase or sell or otherwise dispose of any capital asset with a market value in excess of $2,000, or of capital assets of market value aggregating in excess of $5,000 without the prior written consent of the Buyer, and in no event shall purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business.

                  7.5. Insurance. The Seller shall maintain with financially sound and reputable insurance companies, funds or underwriters adequate insurance of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with prudent business practice.

                  7.6. Preservation of Business. The Seller shall use its best efforts to preserve for the Buyer the present relationships of the Seller's suppliers and customers and others having business relations with the Seller.

                  7.7. No Default. Except as expressly described herein, the Seller shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any of the Other Contracts.

                  7.8. Compliance with Laws. The Seller shall use its best efforts to comply in all material respects with all laws, regulations and orders applicable with respect to the Seller or the Acquired Assets or as may be required for the valid and effective transfer of the Acquired Assets.

                  7.9. Advice of Change. The Seller will promptly advise the Buyer in writing of any loss of a customer or order cancellation, or other material adverse change in the condition of any of the Acquired Assets or the Business.

                  7.10. No Shopping. The Seller shall not negotiate for, solicit or enter into any agreement with respect to the sale of the Business or any substantial portion of the Acquired Assets, or any merger, recapitalization or other business combination of the Seller, to or with any entity other than the Buyer.

                  7.11. Consents of Third Parties. The Seller will employ its best efforts to secure, before the Closing Date, the consent, in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the Other Contracts and Permits under which such transactions would constitute a default, would accelerate obligations of the Seller or would permit cancellation of any such contract or permit.

                  7.12. Satisfaction of Conditions Precedent. The Seller will use its best efforts to cause the satisfaction of the conditions precedent contained herein.

                  7.13. Truman Stegmaier. The Seller acknowledges that the Buyer and Seller have executed a letter of intent which provides Truman Stegmaier was released by the Seller from any provision contained in the operating agreement of the Seller which would prohibit Mr. Stegmaier from being employed by the Buyer; provided that Mr. Stegmaier maintains his duties with the Seller until the Closing, except for mutually agreed special assignments.

         8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

                  8.1. Representations and Warranties. The representations and warranties made by the Seller in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

                  8.2. Compliance with Agreement. The Seller shall have performed and complied with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  8.3. No Change. The Acquired Assets shall not have been, and shall not be threatened to be, adversely affected in any way as a result of fire, explosion, earthquake, disaster, labor trouble or dispute, change in business organization, any action by the United States or any other governmental authority, change in technology, obsolescence or product, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy. There shall not have occurred, or threatened to be, any imposition of any laws, rules or regulations which would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of the Seller.

                  8.4. Certificate of the Seller. The Seller shall have delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed by the Seller, in form and substance satisfactory to the Buyer and the Buyer's counsel, certifying that the condition in each of Section 8.1, 8.2 and
8.3 has been satisfied.

                  8.5. Opinion of Counsel. Bond & Taylor, L.L.P., counsel to the Seller, shall have delivered to the Buyer a written opinion, addressed to the Buyer and dated the Closing Date, substantially in the form of Exhibit D hereto.

                  8.6. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all records, certificates, consents and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records, certificates, consents and documents as the Buyer may reasonably request.

                  8.7. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body (a) in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or (b) in connection with any claim for damages in excess of $5,000 against the Seller (except for the matters disclosed on Schedule 5.6 hereto).

                  8.8. Non-Compete Agreements. Each of Messrs. Michael Noggle and Dennis Noggle shall have executed and delivered to the Buyer the non-compete agreement in the form of Exhibit E (the "Non-Compete Agreement"), and such Non-Compete Agreement shall be in full force and effect.

                  8.9. Assumed Payables. The Seller shall have prepared and delivered to the Buyer a certificate (the "Certificate of Indebtedness") as to the amount of Indebtedness of the Seller outstanding on the Closing Date under the Assumed Payables, and specifying the amount owed to each creditor listed thereon. The Seller shall have caused such creditors to deliver pay-off letters and lien discharges, each in form satisfactory to the Buyer, with respect to such Indebtedness.

                  8.10. Discharge of Liens. The Seller shall have discharged each lien on the Acquired Assets described on Schedule 5.8 hereto.

                  8.11. Consents of Third Parties. The Seller will have obtained the consent, in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the Other Contracts, and Permits under which such transactions would constitute a default, would accelerate obligations of the Seller or the Buyer or would permit cancellation of any such contract or permit.

                  8.12. Guaranty. The Seller shall have delivered a guaranty from Michael Noggle in the form of Exhibit F.

                  8.13. Consent to Transfer. The Seller shall have delivered to Buyer documentation, in form and substance satisfactory to Buyer, in Buyer's sole discretion, which shall (i) evidence the consent of Bank to the transfer to and purchase by Buyer of the Secured Acquired Assets, and (ii) evidence Bank's consent to the lien on the Secured Acquired Assets in favor of Seller as required by Section 3.1.1 of this Agreement.

         9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

                  9.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

                  9.2. Compliance with Agreement. The Buyer shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

                  9.3. No Material Change. From the date of this Agreement through the Closing Date, there shall not have occurred any change in the financial condition, business, operations or prospects of the Buyer that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Buyer.

                  9.4. Closing Certificate. The Buyer shall have delivered to the Seller in writing, at and as of the Closing, a certificate duly executed by the President of the Buyer, in form and substance satisfactory to the Seller and the Seller's counsel, to the effect that the conditions in each of Sections 9.1 and 9.2 have been satisfied.

                  9.5. Opinion of Counsel. Kenneth J. Warren, counsel to the Buyer, shall have delivered to the Seller a written opinion, dated the Closing Date and addressed to the Seller, substantially in the form of Exhibit G hereto.

                  9.6. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

                  9.7. Agreements. The Buyer shall have executed and delivered the Transaction Documents to which it is a party and such agreements shall be in full force and effect.

                  9.8. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Seller in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Seller and its counsel, and the Seller shall have received the originals or certified or other copies of all such records and documents as the Seller may reasonably request.

         10.      CERTAIN COVENANTS.

                  10.1. Confidential Information. Any and all information disclosed by the Buyer to the Seller or by the Seller to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, or in connection with the payment of Contingent Payments or Royalties, which information was not already known to the Seller or to the Buyer prior to the date hereof, as the case may be, shall remain confidential to the Seller and the Buyer and their respective employees, agents and investors until the Closing Date, with respect to the Buyer, and for a period of five years after the last Royalty payment or Contingent Payment, with respect to the Seller, except to the extent that the Buyer in its reasonable judgment must disclose any such information to banks and other institutional lenders in the process of procuring the loan or loans of funds for the purchase contemplated herein. If the Closing does not take place for any reason, the Seller and the Buyer agree not to further divulge or disclose or use for its benefit or purposes any such information at any time in the future unless it has otherwise become public. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, business and marketing strategy plans, and anything else having an economic or pecuniary benefit to the Buyer or the Seller, respectively.

                  10.2. Non-Competition. The Seller acknowledges that the covenants and agreements in this Section 10.2 are a condition precedent to the Buyer's obligations to acquire the Acquired Assets under this Agreement, and that the Buyer would not acquire the Acquired Assets but for the Seller's agreements with the Buyer in this Section 10.2. Each of the Seller and the Buyer acknowledges that from and after the Closing Date, the Buyer will sell products to customers located in markets throughout the world and that engagement by the Seller in the Designated Industry (as hereinafter defined) could cause the Buyer irreparable damage. For a period from the date hereof until the third year following the last Royalty payment or Contingent Payment, the Seller shall not, without the prior written consent of the Buyer, (a) engage anywhere in the world, directly or indirectly, alone or as a shareholder (other than as a holder of less than 1% of the capital stock of any publicly-traded corporation), member, partner, officer, director, employee or consultant, in any business organization that is engaged or becomes engaged in the business of designing, manufacturing or marketing of insert injection molding machines or in the development of such machines (the "Designated Industry"), (b) divert to any competitor of the Seller, the Buyer or any of its affiliates any customer of the Seller, the Buyer or such affiliates, or (c) solicit or encourage any officer, employee or consultant of the Seller, the Buyer or any of its affiliates to leave its employ for employment by or with the Seller or any competitor of the Seller or any of their affiliates. If at any time the provisions of this Section
10.2 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section
10.2 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by a court or other body having jurisdiction over the matter; and the Seller agrees that this Section 10.2 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

                  10.3. Patents. On or prior to the Closing Date, the Seller shall cause each of Messrs. Michael Noggle and Truman Stegmaier to have assigned to the Seller, pursuant to documentation satisfactory to the Buyer, all patents or patent applications owned by either of them which relate to the Business, which rights shall be included in the Intellectual Property. The Seller shall cause each of Messrs. Noggle and Stegmaier to take all such reasonable actions, at the sole cost and expense of the Buyer, as are necessary after the Closing Date to carry out the provisions of the preceding sentence.

                  10.4. The Secured Acquired Assets. The Buyer shall use, operate and store the Secured Acquired Assets in a careful and proper manner and shall comply in all material respects with all applicable laws, ordinances and regulations in any way relating to the possession, use or operation of the Secured Acquired Assets. The Buyer shall not permit any liens, mortgages, or encumbrances to attach to any of the Secured Acquired Assets in addition to those existing as of the Closing Date. The Buyer may move any or all of the Secured Acquired Assets. The Buyer may sell any of the Secured Acquired Assets which are included in Inventories or Accounts Receivable in the ordinary course of business as contemplated by the Uniform Commercial Code as in effect in the State of Ohio, and the Seller shall take such action as is necessary to release the lien of the Bank or any other creditor so that the Buyer may sell such assets in such manner free from all Encumbrances. The Buyer may sell any other Secured Acquired Assets if in the exercise of reasonable business judgment of the Buyer, the estimated proceeds of the sale of the Secured Acquired Assets will exceed $5,000, only upon providing at least 10 days written notice to Seller, which notice shall include an itemization of the Secured Acquired Assets subject to the proposed sale, and the estimated proceeds, so Seller may have an opportunity to obtain consent to the sale from the Bank, or other creditors that may have a lien on the Secured Assets. The Seller and Buyer will then cooperate and use best efforts to obtain the consent of the Bank. The Buyer shall retain all of the proceeds arising from the sale of the Secured Acquired Assets so long as the Buyer is current in its obligations under the Secured Acquired Assets Promissory Note.

                  10.5.    Exclusive License Agreement.

                           10.5.1.  Upon the terms, royalty payments, and
conditions set forth herein, the Seller hereby grants to the Buyer an exclusive worldwide license (the "License") to manufacture, use, sell, and distribute machines produced under the patent (the "Licensed Patent") and trademarks (the "Licensed Trademarks") and other Intangibles owned by the Seller as set forth in
Schedule 1.3 hereto. The Buyer is further granted the right to sublicense the License to the extent necessary to carry out this grant upon the written consent of the Seller, which consent will not be unreasonably or unseasonably withheld.

                           10.5.2.  No license, immunity or other right is
granted by implication or otherwise with respect to any patent, trademark or application thereto other than the Licensed Patent and the Licensed Trademarks and the Intangibles.

                           10.5.3. All royalties and payments for the License
shall be the Royalty as set forth in Section 3.3 hereto.

                           10.5.4  The Buyer agrees during the term of the
License to affix to machines and packaging a legible notice reading "Licensed under U.S. Patent" and followed by the number of the Licensed Patent. The Buyer agrees to affix to each machine a legible notice reading "U.S. Patent" followed by the number of the Licensed Patent.

                           10.5.5  The Buyer agrees during the term of the
License to affix to machines and packaging a legible trademark notice for any names trademarked as provided on Schedule 1.3 hereto.

                           10.5.6  Unless otherwise terminated as hereinafter
set forth, or until the Seller assigns the Licensed Patent and the Licensed Trademarks and the other Intangibles to the Buyer pursuant to the terms of this Agreement, the License shall continue in full force for the earlier of the completion of the payments under the Secured Acquired Assets Promissory Note or the remaining life of the Licensed Patent and the Licensed Trademarks; provided however, that the License granted herein shall terminate upon three days written notice in the event the Buyer breaches this Agreement in any material respect, and such breach is not cured within 30 days after receipt of notice specifying such breach in reasonable detail by the Buyer.

                           10.5.7.  Each party hereto shall keep the other party
informed about violations of the Licensed Patent or Licensed Trademark. Within 30 days after the Buyer has obtained actual knowledge of any possible infringement by a third party, related or unrelated, of the Licensed Patent or the Licensed Trademarks, the Buyer shall notify the Seller in writing whether or not the Buyer has sufficient information upon which to base a decision as to whether to pursue such infringement, and if it has, whether the Buyer elects to undertake all costs, including all attorneys fees and court costs, related to, and in connection with, the defense of any infringement upon the Licensed Patent or the Licensed Trademarks, including the pursuit of injunctions and emergency restraining orders in the courts of law or equity as may be required to adequately protect the Seller's interest in the Licensed Patent and the Licensed Trademarks. If the Buyer has not obtained sufficient information, the Buyer may delay any decision for a period not exceeding a further 60 days in which to gather further information, but in no event shall the Buyer have more than an aggregate of more than 90 days in which to give notice to the Seller of the Buyer's intent to pursue such infringement. If the Buyer elects not to pursue such action, the Seller may elect to do so upon giving the Buyer notice thereof. Whichever party pursues such infringement under the terms herein set forth shall be entitled to retain all of any recovery.

                           10.5.8.  Upon payment in full of the Deferred Payment
Note and the Secured Acquired Assets Promissory Note, Seller shall assign, transfer, convey and deliver good and valid title to all of the Intangibles, free and clear of all Encumbrances other than any Encumbrance arising as a result of any action by the Buyer.

                  10.6. Current and Periodic Reports. In order to permit the Seller and its members to sell the Shares under Rule 144, the Buyer agrees to use reasonable efforts in good faith to timely file all reports required to be filed by it under the Act and the Exchange Act. Upon the request of the Seller, the Buyer will deliver to the Seller a written statement as to whether it has complied with such requirements.

                  10.7. Successors. In the event that the Buyer sells all or substantially all of the Sold Acquired Assets, the Buyer shall cause the purchaser thereof to be contractually bound by the provisions of this Agreement under the Deferred Payment Note.

                  10.8. Transfers to Members. As a condition to the Seller transferring any of the Shares to its members, or requesting any Shares be issued in the name of any of its members, the Seller shall provide, and shall cause its members to provide, such documentation as the Buyer may reasonably request to enable the Buyer and its counsel to conclude that any such transfer or issuance is in compliance with the applicable exemptions from registration under the federal and applicable State securities laws then in effect.

                  10.9. No Additional Use of Assets as Collateral. Seller hereby covenants and agrees that it will not attempt to transfer, pledge, sell or assign any part or all of the Sold Acquired Assets, the Secured Acquired Assets or the Intangibles directly or indirectly, to any person for any reason, other than the Bank; provided, that Seller may not use the Secured

Acquired Assets to secure any debt, loan, obligation or indebtedness other than the Seller Loan Obligations, as defined in Section 5.17 herein.

                  10.10 No Additional Use of Assets as Collateral. Seller hereby covenants and agrees that it will not attempt to transfer, pledge, sell or assign the Sold Acquired Assets, the Secured Acquired Assets or the Intangible directly or indirectly, to any person for any reason, other than the Bank; provided, that Seller may not use the Secured Acquired Assets to secure any debt, loan, obligation or indebtedness other than the Seller Loan Obligations, as defined in Section 5.17 herein.

         11.      INDEMNIFICATION.

                  11.1. Indemnity by the Seller. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 11.5, the Seller agrees to indemnify and hold the Buyer (and its directors, officers, employees, counsel and affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, the reasonable fees and disbursements of counsel (collectively, the "Losses"), related to or arising directly or indirectly out of any of the following:

                           (a)      Any failure or any breach by the Seller of
any representation or warranty, covenant, obligation or undertaking made by the Seller in or pursuant to this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto;

                           (b)      Any claim, liability, obligation or damage
with respect to the Excluded Liabilities;

                           (c)      except for the Assumed Obligations, any
claim or liability arising under the bulk sales laws of any jurisdiction in connection with transactions contemplated by this Agreement (in view of such indemnification obligation, the Buyer hereby waives the Seller's compliance with any such bulk sales laws as a condition to the Closing hereunder); and

                           (d)      any liability disclosed on Schedules 5.6,
5.7, or 5.8 hereto.

                  11.2. Indemnity by the Buyer. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 11.5 below, the Buyer agrees to indemnify and hold the Seller harmless from and with respect to any and all Losses, related to or arising directly or indirectly out of the Assumed Obligations or any failure or breach by the Buyer of any representation or warranty, covenant, obligation or undertaking made by the Buyer in this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto.

                  11.3.    Claims.

                           (a)      Notice. Any party seeking indemnification
hereunder (the "Indemnified Party") shall promptly notify the other party hereto (the "Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 11 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

                           (b)      Third Party Claims. If such Claim relates to
any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within 30 days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

                                    (i)     The Indemnifying Party shall have
confirmed in writing that it is obliged hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

                                    (ii)    The Indemnified Party shall not have
given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable; and

                                    (iii)   Such Third Party Claim involves only
money damages and does not seek an injunction or other equitable relief.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

                  11.4. Method and Manner of Paying Claims. In the event of any claims under this Section 11, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated claims, if within 30 days the other party has not contested such claim in writing, the other party will pay the full amount thereof within 10 days after the expiration of such period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party, including, without limitation, amounts payable under the Deferred Payment Note, the Secured Acquired Assets Promisory Note, the Royalty Payment or Contingent Payment. The unpaid balance of a Claim shall bear interest at a rate per annum equal to the rate announced by the Buyer's senior lender as its prime or base rate plus 1% from the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

                  11.5.    Limitations on Indemnification.

                           (a)      No Indemnifying Party shall be required to
indemnify an Indemnified Party hereunder except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 11 exceeds $10,000, whereupon the Indemnified Party shall be entitled to be paid the aggregate amount of all such Losses, subject to the limitations on maximum amount of recovery set forth in
Section 11.5(b); provided, that Losses (i) payable with respect to claims for indemnification made with respect to Sections 11.1(b) through (d) hereof, or
(ii) payable with respect to claims for indemnification under Section 11.1(a) or
11.2 with respect to any breach of any covenants in this Agreement or any other document delivered pursuant hereto (collectively, "Unlimited Claims") shall be indemnified in their entirety by the Seller and shall not be subject to the limitations set forth in this Section 11.5(a).

                           (b)      The aggregate Losses payable by an
Indemnifying Party pursuant to this Section 11 with respect to all claims for indemnification other than Unlimited Claims shall not exceed the Purchase Price (with any Share being valued at (i) with respect to Shares that were sold prior to the date a claim for indemnity is made hereunder the net consideration received from the sale thereof, and (ii) with respect to Shares which have not been sold at the time that a claim for indemnity is made hereunder, the closing price of Share on the date immediately preceding the date on which a claim for indemnity is made).

                           (c)      No Indemnifying Party shall be liable for
any Losses pursuant to this Section 11 unless a written claim for indemnification in accordance with Section 11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto within three years after the Closing, except that this time limitation shall not apply to any Losses related to or arising directly or indirectly out of any Unlimited Claims, as to which in each case the applicable statute of limitations shall apply.

                           (d)      With respect to any claim for
indemnification under Section 11.1, the Buyer shall not be entitled to any consequential, special or punitive damages under the provisions of this Section
11. This provision shall not limit the obligation of the Seller to Indemnify Buyer with respect to any consequential, special or punitive damages actually awarded or paid to a third party as a result of a claim for indemnification under Section 11.3(b).

                           (e)      The indemnification provided by Section 11.1
shall be the sole and exclusive remedy of the Buyer for any claim or cause of action arising out of or relating to the negotiation, execution, delivery, performance or breach of this Agreement (whether such claim or cause of action is based on breach of contract, misrepresentation, tort or violation of statute) other than claims for injunctive relief where appropriate, and claims arising under Section 10.2 (Non-Competition) and other than as a consequence of fraud on the part of the Seller.

         12. USE OF NAME. The Buyer is obtaining an exclusive right to all of the Seller's rights to the name "Vertech" and therefore the Seller shall not be entitled to use such name or variations thereof as its company and business name or title anywhere in the world from and after the Closing Date.

         13.      GENERAL.

                  13.1. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the Buyer, shall be deemed to have been relied on by the Buyer and shall survive the Closing, and the consummation of the transactions contemplated hereby. Each representation and warranty made by the Seller or the Buyer in this Agreement shall expire on the last day, if any, that Claims for breaches of such representation or warranty may be made pursuant to Section 11.5 hereof, except that any such representation or warranty that has been made the subject of a Claim prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to Section 11.

                  13.2. Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants', and outside advisors', fees and disbursements, shall be borne by the party incurring such expenses.

                  13.3. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

                  If to the Seller, marked confidential to:

                           Vertech Systems, LLC
                           c/o Michael Noggle
                           12934 Lake Center Run Court
                           Houston, Texas  77041

                  with a copy sent contemporaneously to:

                           Adrienne Randle Bond, Esq.
                           Bond & Taylor, L.L.P.
                           1021 Main, Suite 1220
                           Houston, Texas  77002-6505
                           Fax: (713) 759-1980

                  If to the Buyer, to:

                           PH Group Inc.
                           2365 Scioto Harper Drive
                           Columbus, Ohio 43204
                           Attention:  Charles T. Sherman, President
                           Fax: (614) 279-8774

                  with a copy sent contemporaneously to:

                           Kenneth J. Warren, Esq.
                           5920 Cromdale Drive, Suite 1
                           Dublin, Ohio 43017
                           Fax: (614) 766-1974


         Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

                  13.4. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

                  13.5. Governing Law. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the State of Ohio.

                  13.6. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

                  13.7. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 13.7 shall prevent the Buyer, without the consent of the Seller, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to a wholly-owned Subsidiary of the Buyer, or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby, but no such transfer or assignment made pursuant to clauses (a) or (b) shall relieve the Buyer of its obligation under this Agreement

                  13.8. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

                  13.9. Further Assurances. The parties agree, without further consideration, to take such reasonable steps and execute and deliver promptly such other and further documents as may be necessary, appropriate or reasonably requested to cause the terms and conditions contained herein to be carried into effect.

                  13.10. Tax Treatment. The Buyer and the Seller shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including without limitation with respect to calculation of gain, loss and basis with reference to the allocations of the Purchase Price made pursuant to Section 3 hereof. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein.

                  13.11. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, other than the Seller and the Buyer and their respective shareholders or members, any rights or remedies under or by reason of this Agreement

                  13.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  13.13. Satisfaction of Conditions Precedent. Each of the Seller and the Buyer will use its reasonable efforts in good faith to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 13.13 shall obligate either party hereto to waive any right or condition under this Agreement

                  13.14. Public Statements or Releases. Each of the parties hereto agrees that prior to the consummation of the Closing, no party to this Agreement will make, issue or release any public statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 13.14 shall prevent either party from making such disclosures as such party may consider necessary in order to obtain financing for the transactions contemplated hereby or to satisfy such party's legal or contractual obligations.

                  13.15. Business Records. The Buyer acknowledges that business records of the Seller relating to the Seller's operations prior to the Closing will be conveyed to the Buyer as part of the Acquired Assets, and that the Seller may from time to time require access to or copies of such records in connection with tax matters and claims arising with respect to their operations prior to the Closing or the winding up of their affairs, and the Buyer agrees that upon reasonable prior notice from the Seller, it will, during normal business hours, provide the Seller with either access to or, at the Buyer's option, copies of such records for such purposes and access to employees of the Buyer with knowledge of such matters for such purposes. The Seller agrees to hold any confidential information so provided in confidence and to use such information only for the purposes described above. The Buyer agrees that it will not within three years after the Closing Date destroy any business records prepared prior to the Closing without first notifying the Seller and affording it the opportunity to remove or copy them. For purposes of the preceding sentence, any notice from the Buyer delivered in accordance with Section 13.3 shall be deemed to be adequate notice if not responded to in writing by the Seller within 30 days.

                  13.16. Knowledge. Whenever the phrase "to the knowledge of the Seller" or another similar qualification is used herein, with respect to the Seller the relevant knowledge shall refer to the knowledge of Michael Noggle, Truman Stegmaier, Dennis Noggle and Jerry Fulcher.

                  13.17. Joint Preparation. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein shall be interpreted according to the application of the rules of interpretation for arm's length agreements.

                  13.18. Termination. This Agreement may be terminated by either the Buyer or the Seller in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before June 1, 1999, other than as a consequence of the intentional breach or the intentional default by the terminating party.

                  13.19. Consents of Third Parties. This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Buyer or Seller thereunder. If the consent of a third party is required in order to assign any such interest and such consent is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect Seller's ability to convey the benefit of such instrument, etc. to Buyer, Seller will cooperate with Buyer in any lawful arrangement so that Buyer shall receive Seller's interest in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement, including performance by Seller or Buyer as agent for the other.

         14. CERTAIN DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

         "Indebtedness": As applied to any Person, (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured,
(b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker's acceptances or letters of credit, and (g) all indebtedness referred to in clause (a), (b), (c), (d), (e) or (f) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

         "Person": A corporation, an association, a partnership, an organization, a business, a limited liability company, an individual, a government or political subdivision thereof or a government agency.

         "Subsidiary": With respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar function) of the issuer thereof whether or not the right so to vote exists by reason of the happening of a contingency.


         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

                                           VERTECH SYSTEMS, LLC - SELLER


                                           By: /s/ Michael Noggle
                                              -------------------------------
                                              Michael Noggle, President



                                           PH GROUP INC. - BUYER


                                           By: /s/ Charles T. Sherman
                                              -------------------------------
                                              Charles T. Sherman, President

                                      INDEX
                                       of
                             SCHEDULES AND EXHIBITS

SCHEDULES
---------

         Schedule 1.1(a)            Permits
         Schedule 1.1(b)            Payments/Deposits
         Schedule 1.2(b)            Other Contracts
         Schedule 1.2(d)            Equipment
         Schedule 1.3               Intangibles
         Schedule 1.4(d)            Excluded Assets
         Schedule 2.2               Assumed Payables
         Schedule 2.3               Seller's Warranty Expense
         Schedule 3.1               Allocation of Purchase Price
         Schedule 3.1.1             Loan Agreements
         Schedule 3.3.              Products Sold from March 5, 1999 through
                                    March 31, 1999
         Schedule 4.2(a)            Permitted Encumbrances
         Schedule 5.3               Non-Contravention
         Schedule 5.4               Governmental Consents
         Schedule 5.5               Certain Changes
         Schedule 5.6               Litigation
         Schedule 5.7               Conformity to Law
         Schedule 5.8               Title to Acquired Assets
         Schedule 5.11              Required Consents
         Schedule 5.14              Potential Conflicts of Interest
         Schedule 6.4               Governmental Consents
         Schedule 6.8               Capitalization

EXHIBITS
--------

         Exhibit A                  Secured Acquired Assets Promissory Note
         Exhibit B                  Deferred Payment Note
         Exhibit C                  Release
         Exhibit D                  Opinion of Bond & Taylor, L.L.P.
         Exhibit E                  Non-Compete Agreement of Michael Noggle and
                                    Dennis Noggle
         Exhibit F                  Guaranty
         Exhibit G                  Opinion of Kenneth J. Warren